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                                                                     EXHIBIT 5.1



                        [COOLEY GODWARD LLP LETTERHEAD]



October 10, 1996

TriTeal Corporation
2011 Palomar Airport Road, Suite 200
Carlsbad, California 92009

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by TriTeal Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 2,477,654 shares of the Company's Common Stock, $.001 par value (the "Shares"), including 514,570 shares issuable pursuant to outstanding options under the 1995 Stock Option Plan (the "1995 Plan"), 829,400 additional shares available for grant under the 1995 Plan, 883,684 shares issuable pursuant to outstanding stock options (the "Non-Plan Options") issued outside the 1995 Plan and 250,000 additional shares issuable under the 1996 Employee Stock Purchase Plan
(the "1996 Plan").

        In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the 1995 Plan, the Non-Plan Options or the 1996 Plan, as the case may be, will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ FREDERICK T. MUTO
--------------------------
Frederick T. Muto